EXHIBIT 99.3

FORM OF LETTER TO BROKERS AND OTHER NOMINEE HOLDERS

ACCELERATE DIAGNOSTICS, INC.

Subscription Rights to Purchase Shares of Common Stock

Offered Pursuant to Subscription Rights

Distributed to Stockholders

of Accelerate Diagnostics, Inc.

July 12, 2013

To Securities Dealers, Commercial Banks, Trust Companies and Other Nominees:

This letter is being distributed to securities dealers, commercial banks, trust companies and other nominees in connection with the rights offering by Accelerate Diagnostics, Inc., a Delaware corporation (“we,” “us,” “our,” or the “Company”), of shares of common stock, pursuant to non-transferable subscription rights distributed to all stockholders of record of shares of our common stock, par value $0.001 per share, at 5:00 p.m., New York City time, on July 8, 2013 (the “Record Date”). The subscription rights and common stock are described in the prospectus dated July , 2013 (the “Prospectus”).

In the rights offering, we are offering an aggregate of 2,487,562 shares of common stock, as described in the Prospectus.

The subscription rights will expire if not exercised prior to 5:00 p.m., New York City time, on July 29, 2013 (the “Expiration Time”).

As described in the Prospectus, each beneficial owner of shares of common stock registered in your name or the name of your nominee is entitled to 0.064038 subscription rights for each share of common stock owned by such beneficial owner at 5:00 p.m., New York City time, on the Record Date. Each subscription right will allow the holder thereof to subscribe for one (1) share of common stock (the “basic subscription privilege”) at the cash price of $8.04 per full share (the “subscription price”). For example, if a stockholder owned 100 shares of common stock as of 5:00 p.m., New York City time, on the Record Date, it would receive 64.038 subscription rights and would have the right to purchase 64 shares of common stock (rounded down to the nearest whole share, with the total subscription payment being adjusted accordingly, as discussed below) at the subscription price.

In addition, each stockholder exercising his, her or its basic subscription privilege in full will be eligible to subscribe to purchase additional shares of common stock at the same subscription price per share that applies to the basic subscription privilege, subject to the conditions and limitations described further in the Prospectus. We can provide no assurances that any stockholder will actually be entitled to purchase the number of shares issuable upon the exercise of such stockholder’s over-subscription privilege in full at the expiration of the rights offering. We will satisfy over-subscription requests to the extent sufficient shares are available following the exercise of rights under the basic subscription privilege.  If the number of shares of common stock requested by all stockholders exercising the over-subscription privilege is less than the total number of shares available, then subject to the foregoing reservation of rights, each stockholder exercising the over-subscription privilege will receive the total number of shares requested (up to a maximum number of shares equal to such stockholder’s pro rata allocation, as described below). If there are not enough shares of common stock available to satisfy all subscriptions made under the over-subscription privilege, we will allocate the available shares pro rata among the stockholders exercising their over-subscription privileges.  With respect to any individual stockholder, “pro rata” means the percentage of our issued and outstanding shares of common stock that such stockholder owned, beneficially or of record, as of the Record Date.

In order to properly exercise his, her or its over-subscription privilege, each stockholder must deliver the subscription payment related to such stockholder’s over-subscription privilege prior to the expiration of the rights offering. Because we will not know the total number of unsubscribed shares prior to the expiration of the rights offering, if any stockholder wishes to maximize the number of shares such stockholder will purchase pursuant to his, her or its over-subscription privilege, such stockholder will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares of common stock available to such stockholder, assuming that no other stockholder has purchased any shares of common stock pursuant to their basic subscription privilege and over-subscription privilege. Fractional shares of common stock resulting from the exercise of the basic subscription privileges and the over-subscription privileges will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly.

If the amount any stockholder pays in connection with the exercise of his, her or its over-subscription privilege exceeds the subscription price of the number of shares allocated to such stockholder, the stockholder will be allocated only the number of unsubscribed shares available to such stockholder, and any excess subscription payment will be returned to such stockholder, without interest, as soon as practicable. If the amount any stockholder pays in connection with the exercise of his, her or its over-subscription privilege is less than the subscription price of the maximum number of unsubscribed shares available for purchase under such stockholder’s over-subscription privilege, such stockholder will be allocated only the number of shares for which such stockholder actually paid the subscription price. See “The Rights Offering—The Subscription Rights” in the Prospectus.

If any subscription rights remain unexercised after the expiration of the rights offering, Abeja Ventures, LLC (the “Standby Purchaser”) has agreed to purchase, at the subscription price, in a private transaction separate from the rights offering, any and all shares of common stock not subscribed for by the Company’s stockholders pursuant to the exercise of their basic subscription privileges and over-subscription privileges. The Standby Purchaser is owned by, among other individuals and entities, Lawrence Mehren, John Patience, Jack Schuler and Matthew W. Strobeck, each of whom is a director of the Company. Messrs. Mehren and Patience also serve as managers of the Standby Purchaser. No fees or other consideration will be paid by the Company to the Standby Purchaser in exchange for its commitment to purchase any and all unsubscribed shares of common Stock following the rights offering.

The subscription rights will be evidenced by a Non-Transferable Subscription Rights Certificate registered in the stockholder’s name or its nominee and will cease to have any value at the Expiration Time.

We are asking persons who hold shares of common stock beneficially and who have received the subscription rights distributable with respect to those shares through a broker, dealer, commercial bank, trust company or other nominee, as well as persons who hold certificates of common stock directly and prefer to have such institutions effect transactions relating to the subscription rights on their behalf, to contact the appropriate institution or nominee and request it to effect the transactions for them. In addition, we are asking beneficial owners who wish to obtain a separate Non-Transferable Subscription Rights Certificate to contact the appropriate nominee as soon as possible and request that a separate Non-Transferable Subscription Rights Certificate be issued.

We are not charging any fee or sales commission to issue subscription rights to our stockholders or to issue shares to our stockholders if they exercise their subscription rights. If a stockholder exercises its subscription rights through the record holder of its shares, the stockholder is responsible for paying any fees its record holder may charge such stockholder.

Enclosed are copies of the following documents:

1.	Prospectus;
2.	Instructions as to Use of Accelerate Diagnostics, Inc. Non-Transferable Subscription Rights Certificates;
3.	A form of letter which may be sent to your clients for whose accounts you hold shares of our common stock registered in your name or the name of your nominee;
4.	Beneficial Owner Election;
5.	Nominee Holder Certification; and
6.	A return envelope addressed to Broadridge Corporate Issuer Solutions, Inc., the subscription agent.

Your prompt action is requested. To exercise the subscription rights, as indicated in the Prospectus, you should deliver to the subscription agent the properly completed and signed Non-Transferable Subscription Rights Certificate with payment of the subscription price in full for each share of common stock subscribed for pursuant to the basic subscription privilege and the over-subscription privilege. The subscription agent must receive the Non-Transferable Subscription Rights Certificate with payment of the subscription price prior to the Expiration Time. Once a subscription rights holder has exercised its basic subscription privilege and/or over-subscription privilege, such exercise may not be revoked, even if the subscription rights holder later learns information that it considers to be unfavorable to the exercise of its subscription rights.

Additional copies of the enclosed materials may be obtained from the subscription agent by calling (855) 793-5068 (toll-free). Any questions or requests for assistance concerning the rights offering should be directed to the subscription agent.

Very truly yours,

Accelerate Diagnostics, Inc.